Exhibit 99.2  Transcript of conference call

RadNet, Inc.
Second Quarter 2011 Earnings Conference Call
August 9, 2011

Operator:                               Good day, ladies and gentlemen.  Welcome to RadNet Inc.’s Second Quarter 2011 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question-and-answer session.  Instructions will be provided at that time for you to queue up for questions.

I would like to remind everyone that today’s conference is being recorded and would now like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc.  Please go ahead, sir.

Mark Stolper:                       Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s second quarter 2011 earnings results.  On the call today from the company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and myself.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risk and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2010, and RadNet’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2011.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:            Thank you, Mark.  Good morning, everyone, and thank you for joining us today.

On today’s call Mark Stolper and I plan to provide you with highlights from our second quarter 2011 results, give you more insight into factors which affected this performance, and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

We are pleased with our second quarter 2011 results for a variety of reasons.  First, our performance, both on aggregate and same-center basis, showed material improvement over our second quarter of 2010.  As Mark will detail in his upcoming remarks, on an aggregate basis we drove double-digit revenue and adjusted EBITDA growth; substantially improved our net income, which was reversing a large loss in 2010 to a profit this quarter; and experienced 2% same-center volume growth in a difficult operating and financial environment.  With this quarter’s results, our trailing 12-months revenue and adjusted EBITDA have increased 16.7 million and 3.1 million, respectively, to 587.3 million of revenue and 114.4 million of adjusted EBITDA.  Both of these 12-month figures are near the midpoint of our 2011 guidance levels.

We are particularly encouraged by the performance of our business in light of a challenging macroeconomic environment and a healthcare industry that continues to face lower utilization of services.  Our industry research organization’s internal marketing and sales teams and other industry contacts all report that physician office visits remain at depressed levels in many cases and lower levels than in 2010.  Our industry diverging performance, not only this quarter but also that of the last three quarters, leads us to conclude that our marketing, contracting, and operations teams are being highly effective relative to our competition.

For the first time that I can remember, we are also observing a net closure of facilities in our markets.  We have anticipated this for some time now and have been surprised by how resilient many of the small operators have been over the last several years.  The financial and industry-wide operating pressures have been steadily mounting since 2007 when the Medicare reimbursement paradigm was changed as a result of the Deficit Reduction Act.

Since 2007 our industry has faced further reimbursement challenges, greater legislative uncertainty, and a substantially diminished access to capital, particularly for the smaller operators.  During this period relative to our competition, RadNet has capitalized on our size, economies of scale, leverage with suppliers, professional management, and a more favorable access to capital.  These advantages, to name just a few, have allowed us to grow and consolidate weaker operators over the last several years.

In contrast, during the same period many other operators have contracted and/or closed their businesses from these pressures.

We welcome this for a number of reasons.  First, we have said for a number of years that overcapacity exists within certain imaging modalities, in particular MRI.  As operators closed their doors, some of this overcapacity is eliminated, leaving the survivors with greater volumes, efficiency, and capacity utilization.

Second, we have noted that some of those closing their doors have been part of the physician self-referring category of operators.  As we have discussed before, this group has been responsible for much of the overutilization and abuse of imaging services over the last decade.  As physician self-referrals leave imaging, we will see the legitimate procedures of these operators be directed towards outpatient imaging centers like RadNet.  Furthermore, eliminating some of these abusive operators who have driven overutilization could lessen the focus of CMS and private payers that they have on reimbursement and/or utilization management.

In addition to causing site closures, the increased pressures of our industry will continue to drive consolidation.  Over the last two years, we have experience where assets have been bought and sold for historically depressed multiples, typically in the three to four times EBITDA for some of the smaller operators.  We are seeing the activity level on the M&A front increase.  Some of this activity now includes operators who have at one time or another held out for the prospect of higher valuations.  Many of these operators have come to realize that the expectations for receiving these higher valuations for their businesses are likely unrealistic, particularly in the near future.  Thus, we expect RadNet to be active on the M&A front in the coming months.

This activity, however, will remain disciplined.  We’ve talked often in the past about the criteria under which we would be willing to consummate transactions.  These remain unchanged.  We are most interested in multi-modality operations in our existing core markets of California, the mid-Atlanta region, or the tri-state area of New York.  Our efforts are also concentrated on transactions that are leverage neutral or de-leveraging.  We are optimistic on our ability to identify and complete transactions under these criteria.

As many of you are aware, we recently expanded the capabilities of our radiology services into teleradiology, information technology, and oncology, particularly oncology in the field of breast cancer.  Although these businesses each operate in large industries and have significant standalone growth opportunities, they all relate to imaging and drive imaging volume to RadNet.  I am pleased that we are beginning to see cross-over marketing opportunities as a result of these recent diversification strategies.  Through the relationships we have made during the three decades of RadNet’s owning and operating freestanding imaging centers and new relationships we continue to make through this core business, we are uncovering opportunities for our newly-acquired businesses.  Many of the new business opportunities in our sales pipeline for Imaging On Call, the teleradiology subsidiary, and eRAD, our information technology division, have come about through existing RadNet relationships. In essence, we are seeing the beginning of our diversified businesses complementing each other and driving cross-selling opportunities.

Last quarter I alluded to the fact that we are excited about being able to offer our portfolio solutions, which include various management services for outpatient and inpatient imaging operations, software solutions, and professional radiology solutions, including teleradiology and onsite staffing.  We believe that RadNet is uniquely positioned to serve the radiology needs of virtually any hospital, health system, or accountable care organization, regardless of whether or not they reside in any of RadNet’s core markets.  Our continuum of services allows our partners to access the solutions they need to solve the many problems that they face today within radiology.

I’m proud to say that in the second quarter we announced our first such comprehensive partnership with Pioneers Memorial Health District in the Imperial Valley of California east of San Diego.  We executed a series of agreements to provide a comprehensive array of radiology services.  Among the various agreements, RadNet and Pioneers have established a joint venture to operate a 12,000-squre foot multi-modality outpatient imaging center, and RadNet’s Imaging On Call and eRAD subsidiaries will provide inpatient and outpatient teleradiology and information technology services both to Pioneers Memorial Hospital and to the newly-created joint venture outpatient center.  Additionally, RadNet and Pioneers are in development to create a breast disease management center to include RadNet’s BreastLink oncologic services.

We will continue to aggressively pursue with other parties and partners the joint venture model illustrated in this multidimensional approach with Pioneers.  We hope to be in a position to announce some of these partnership relationships as 2011 progresses.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our second quarter 2011 performance.  When he is finished, I will make some closing remarks.

Mark Stolper:                       Thank you, Howard.  I’m now going to briefly review our second quarter 2011 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our second quarter performance.  Lastly, I will reaffirm our previously-announced 2011 financial guidance levels.

In my discussion I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The company defines adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-equity compensation—excuse me—noncash equity compensation.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for noncash or extraordinary and one-time events taking place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2011 results.  We were pleased with the performance of our business this quarter.  For the three months ended June 30, 2011, RadNet reported revenue and adjusted EBITDA of $155.6 million and $30.5 million, respectively.  Revenue increased $16.7 million, or 12%, over the prior year’s same quarter, and adjusted EBITDA increased $3.1 million, or 11.2%, over the prior year’s same quarter.  Although the increase in revenue and adjusted EBITDA from the second quarter of last year was partially driven by procedural volume increases from acquired entities, the same-center procedural volume increased 2% as compared to the second quarter of 2010.  After seeing same-center procedure volume declines in each of the first three quarters of 2010 as compared with those quarters in 2009, we now have seen same-center volumes increase in each of the last three quarters.  This improvement gives us encouragement for the remainder of 2011.

Based upon our volume comparison with our competitors and, in particular, with those we have seen as part of our due diligence processes related to potential acquisitions, our conclusion is that we are picking up share in our local markets in what remains a difficult operating environment.

For the second quarter of 2011 as compared with the prior year’s second quarter, aggregate MRI volume increased 16.9%, CT volume increased 6.8%, and PET CT volume increased 5.2%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography, and other exams, increased 8.2% over the prior year’s second quarter.

In the second quarter of 2011, we performed 920,035 total procedures.  The procedures were consistent with our multi-modality approach whereby 77.7% of all the work we did by volume was from routine imaging.  Our procedures in the second quarter of 2011 were as follows:  115,094 MRIs as compared with 98,420 MRIs in the second quarter of 2010; 84,709 CTs as compared with 79,352 CTs in the second quarter of 2010; 5,516 PET CTs as compared with 5,245 PET CTs in the second quarter of 2010; and 714,716 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray, and other exams, as compared with 660,540 of all these exams in the second quarter of 2010.

Net income for the second quarter of 2011 was $3.5 million, or $0.09 per diluted share, compared to a net loss of $11.8 million, or negative $0.32 per diluted share reported for the three-month period ended June 30, 2010, based upon a weight average number of shares outstanding of 39.8 million shares and 36.9 million shares for these period in 2011 and 2010, respectively.  This represents an improvement in net income for the quarter of approximately $15.3 million.

Affecting operating results in the second quarter of 2011 were certain noncash expenses and non-recurring items, including $742,000 of noncash employee stock compensation expense resulting from the vesting of certain options and warrants; $509,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously-announced acquisitions; $1.9 million net gain on the disposal of certain capital equipment which primarily resulted from property and casualty insurance settlement proceeds; $719,000 of noncash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities; and $384,000 fair value gain from our interest rate swaps net of the amortization of accumulated comprehensive loss existing prior to April 6, 2010.

With regard to some specific income statement accounts, overall GAAP interest expense for the second quarter of 2011 was $13.2 million.  This compares with GAAP interest expense in the second quarter of 2010 of $12.7 million.  The increase is primarily due to incremental net debt on our books resulting from an increased revolver balance.

For the second quarter of 2011, provision for bad debt expense was 5.6% of our net revenue compared with 6% for the average of the full year of 2010.

With regards to our balance sheet, as of June 30, 2011, we had $521.3 million of net debt, which is total debt less our cash balance, and we were drawn $25.7 million on our $100 million revolving line of credit, primarily the result of our acceleration of cash capital expenditures and the purchase of Imaging On Call and Diagnostic Health Corporation in the first two quarters of 2011.  This is an increase in our net debt of $7.5 million compared with March 31, 2011.

Since December 31st of 2010, accounts receivables increased approximately $20.8 million, primarily the result of accounts receivables from acquired entities during the first and second quarters, the effective deductibles in the beginning of the year, and from holding certain billings related to specific payers with whom we are in negotiation regarding the pricing of certain procedures, predominantly those of the CT of the abdomen and pelvis.  Our net days sales outstanding, or DSO, was 60 days, an increase of approximately six days since yearend 2010.  The increase in our DSO is the result of the typical cash delaying effects of collecting deductibles at the beginning of the year from patients, as well as billings that we are holding related to certain payer negotiations, in particular those as it related to the CT of the abdomen and pelvis, as I just mentioned.

During the second quarter of 2011, we repaid $4.1 million of notes and leases payable, had cash capital expenditures net of asset dispositions and property and casualty insurance proceeds of $6.6 million.

At this time, I’d like to reaffirm our 2011 financial guidance levels which we released in March as part of our 2010 fourth quarter and full-year earnings press release.  For our 2011 fiscal year, our guidance ranges are as follows:  Revenue, 575 million to $604 million; adjusted EBITDA, 110 million to $120 million; capital expenditures, 35 million to $40 million; cash interest expense, 45 million to $49 million; and free cash flow, which we define as adjusted EBITDA less total capital expenditures and cash interest expense, a guidance level of 25 million to $35 million.

We are tracking according to our plan to achieve our guidance.  Incorporating our results this quarter on a trailing 12-month basis, we are at the midpoint of our 2011 guidance ranges for revenue and adjusted EBITDA.  Our trailing 12-month revenue is $587.3 million, and our trailing 12-month adjusted EBITDA is $114.4 million.

I’ll now take a few minutes to give you an update on 2011 reimbursement and discuss what we know with regards to 2012 anticipated Medicare rates.

As we reported with our 2011 guidance in March, the rates in the 2011 Medicare Fee Schedule have a mutual effect on our 2011 revenue relative to our 2010 for our Medicare book of business, which represents 20% of our revenue.  However, we also reported that changes made to the bundling of certain CT CPT codes would result in a cut to us of approximately $3 million in 2011.  The bundling relates to codes for the CT of the abdomen and CT of the pelvis when these procedures are performed in the same session on a patient.  Prior to this change, we were reimbursed for each exam separately, but such reimbursement was subject to the contiguous body part reduction.  As discussed in March of this year in our 2011 guidance, we have allowed for significant private payer adoption of the bundling of these codes.  The midpoint of our guidance assumes a $5 million impact from private payers.  We continue to negotiate with certain payers and at this time, we remain comfortable with that estimate for 2011.

With respect to 2012 Medicare reimbursement, we recently received a matrix for proposed rates by CPT code, which is typically part of the proposal that is released about this time every year.  We have completed an initial analysis focused on the top 10 most common CPT codes by modality and compared those rates to 2011 rates.  We volume weighted our analysis using expected 2011 procedure volumes and extrapolated the top 10 codes to all of the procedures that we do.  Our initial analysis shows a drop of approximately 2% for 2012 rates, representing to us an estimated 2.5 million to $3 million revenue impact, or decrease, for next year.  Of course, these proposed rates are subject to comment from lobbying and interested groups, and there’s no assurance that the Final Rule to be released in the November 2011 timeframe will reflect these same proposed rates.  If the Final Rule is consistent with the proposed rates, we are confident cost cutting measures we have in place already for next year will fully mitigate this CMS revenue loss from the proposed 2012 Fee Schedule.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:            Thank you, Mark.  Buoyed by our strong performance this quarter which Mark described in detail, we remain enthusiastic about the future of our business.  We have been outspoken about our desire to aggressively grow RadNet.  Today RadNet is still a very small part of a more than $1 billion industry.

Our expansion opportunities will be driven by the following identified strategies:  First, we will continue to organically grow our core imaging center business through marketing, contracting, targeted capital investment in equipment and information technology, and through being a low-cost provider.  We will capitalize on being advantaged relative to our local competitors with respect to size, access to capital, and business acumen.

Second, we will build our core business through continuing to make accretive and attractive acquisitions.  As I mentioned in my opening remarks, acquisition opportunities are plentiful and we will strictly adhere to our criteria of multi-modality, geographic concentration, and price.  We will consummate leverage neutral or de-leveraging transactions and as we are mindful of protecting RadNet’s overall leverage ratio and balance sheet profile.

Third, we will continue to build our ancillary businesses, such as our BreastLink teleradiology and information technology platforms.  We continue to believe these businesses will feed off of each other and drive core imaging volume to our outpatient facilities where we have high operating leverage and incremental profitability.

Fourth, we will continue to pursue partnership strategies where RadNet will be the diversified radiology partner of choice, bringing its comprehensive suite of services to bear.  As the establishment this quarter of the Pioneers relationship illustrates, RadNet can bring to bear to virtually any partner a suite of radiology solutions to meet a variety of needs or operating challenges.

Lastly, we may enter new imaging-related businesses that complement aspects of radiology services that we currently perform.  We have recently discussed our interest in pursuing imaging for clinical trials and pharmaceutical research.  We will continue to identify other radiology-related areas of interest to pursue.

We are avidly working on endeavors related to all five of these growth strategies and look forward to updating you as successful completion of these unfold in the future.  We remain optimistic about RadNet’s prospects and business opportunities for growth.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:                               Thank you.  Ladies and gentlemen, to ask a question you may signal by pressing star, one on your telephone keypad.  If you are joining us on a speakerphone, please pick up the handset before signaling.  Again, that is star, one to ask a question.  And we’ll pause for a moment to assemble the queue.

And we’ll take our first question from Brian Tanquilut of Jefferies & Company.

Art Henderson:                     Hi, it’s actually Art Henderson.  A couple question.  Mark, I guess for you first, can you talk about the progression of revenues, I guess, for the remainder of the year?  I know you don’t necessarily give specific quarterly guidance, but in terms of seasonality, just curious to know if I annualize the first half revenue I get this—roughly around, I guess, 603, which is at the high end of the range.  If I annualize your EBITDA guidance, I get to the low end of the range.  So I’m just—I’m trying to reconcile a) what’s going on there to create that and any seasonality that might be playing into that.

Mark Stolper:                       Sure.  I mean typically—seasonality has changed a little bit over the last several years, partly due to the fact that there’s a higher participation in high-deductible programs which, in effect, lead consumers to utilize healthcare services later in the year after they’ve exhausted their deductibles.  So what we’ve seen historically is that fourth quarter used to have a lot of the seasonality, and a lot of the fourth quarter seasonality has now moved into the first quarter.  So the last three years, I believe, our first quarter was the weakest of the four quarters.  And if you look at our first quarter this year as a progression into the second quarter, so far that seems to be bearing true for 2011.

So we would expect—and generally speaking, the second and third quarters are our best quarters.  So we would expect that first quarter would have the most seasonality, second and third quarters, generally speaking, are the strongest quarters, and you’d still have some seasonality in the fourth quarter due to both the Holidays and Thanksgiving and the—you know, the Christmas and Hanukkah holidays in December, as well as, you know, towards New Years.  We’ve seen decreases in utilization in the fourth quarter.  And then you’ve got some weather issues come December as well, particularly on the East Coast.

So I would tell you that it’s not necessarily a fair statement to annualize the first quarter either in revenue or in EBITDA because generally speaking, we would expect, all things being equal, a stronger third and fourth quarters than we would have first and second.

Art Henderson:                     So then I guess my question on that is, so why would EBITDA be—I mean so EBITDA should be closer to the higher end of the range of what you have here?  I’m just trying to reconcile why…

Mark Stolper:                       Yes.  I think a better way to look at it, Art, is instead of trying to annualize the first half of this year, because we have had a lot of moving parts with acquisitions, what you could also do is look at the trailing 12-months numbers where we’re a little bit north of—I think we’re at $114.4 million of EBITDA, which is approaching the midpoint of the range, and we’re at, I think, $587 million and change on the revenue, both of which are kind of at the midpoint.

Art Henderson:                     Okay.

Mark Stolper:                       On a trailing 12-month basis, we’re kind of at—we’re at the—we’re approaching the midpoint of the range of both revenue and EBITDA.

Art Henderson:                     Okay.  All right, that’s helpful.  The second question I have is, you know, we had run those sort of numbers on what, a 2% cut, and we’re right there with you, Mark, in terms of what your figure is.  But in terms of when you describe your cost savings opportunities, let’s say you did get that 2% cut kicks in.  How much of that 2.5 million, or roughly around that level, do you think you can offset with some of the initiatives you put in place?  I mean are we talking about, like, 20%, a third, somewhere in that range?

Mark Stolper:                       Yes.  So the impact that we have calculated for the 2012 proposed CMS rate—and again, you know, the disclaimer here is come November when they come out with their Final Rule we don’t know if it will match—be lower or higher than the proposed rates.  But assuming that it is the same as the proposed rates, it’s going to be a 2.5 to $3 million impact.  We’ve got a number of different cost initiatives internally here, one of which we’ve talked about in the past, which is our information technology program.  If you will recall, in October of last year we purchased eRAD.  And when we purchased eRAD, we were purchasing an industry leading with respect to technology tax system, and we were in—we put in place a number of developers that we hired in Canada to create a RIS (sp?) system.  And when the tax and the RIS system is fully implemented within RadNet, we are going to be able to avoid the payments that we currently are making for maintenance, support, and licensing agreements to our existing vendors for both the tax and RIS, which is north of $2 million a year.

We are in—we are on target to begin rolling out both the tax and RIS in fourth quarter of 2011 with most of the impact—pretty much all of the impact occurring in—throughout 2012 so that by the end of 2012, on a fully annualized basis, we will have eliminated that 2 to $3 million of licensing fees.

So IT in and of itself, we believe, will be fully mitigating the impact of the CMS schedule.

Art Henderson:                    Okay, that’s very helpful.  One last one for Howard.  You know obviously in light of what’s happened on Capitol Hill here as of late, you know, the feedback has been that advanced imaging is, or at least what I was told, high on the target list of areas that they would look at.  So I guess what I’m trying to reconcile here is that without having any more detail than just what I heard there, anything else that you can kind of give us in terms of what legislators or regulators may be thinking beyond what’s obviously been discussed in the CMS update.

And then secondarily, as you think about deployment of capital here, if I calculate it out, it looks like your leverage ratio is kind of hovered around 4.5 times.  And I understand your strategy on the M&A side, but does it make sense to kind of, you know, pause for a minute, pay down some debt, use some cash flow in that direction, and try and maybe get beyond this near-term uncertainty around what could conceivably be just across the board cuts that could compress your margin

Dr. Howard Berger:            Well, to answer the first part of your question, if I could give any clarity on that, I probably should be looking for another job somewhere inside the Beltway.  I’m not sure that they know what they’re doing, let alone anybody try to speculate what their next moves would be.  You know, Art, as you are well aware of, imaging in general and advanced imaging in particular have been a target on the back of imaging operators here, really for the last five years.  I don’t expect that to change.  What I do think, though, is more likely to happen than in constant cutting of the rates, because I think at some point even a blind man would recognize here that the process of weaning out operators who are unable to sustain the reimbursement reductions is going to have an adverse effect on delivery and access.  Where I think there may be continued oversight or new oversight may be in the utilization side of imaging, which I think ultimately can garner far more savings than it can just to try to keep the pressure on imaging.  I think we’re beginning to see that process with fewer operators and fewer choices, and at some point there will be a collision of the marketplace that should try to function more on a supply-and-demand basis.

So I don’t think I can do anything more than report the information as it comes across but do feel that in particular, the RadNet strategy of being an operator with—in a densely concentrated market ultimately gives us leverage, not necessarily with Medicare, which is about 20% of our business, but with the other 80% of our business, which potentially could drive far more value to the company, if we are correct in the ability to create leverage.  So I try to caution people that at least from the standpoint of RadNet, which as I mentioned, is about 20% Medicare, we’re far more focused on the 80% of our business where I think we can have a dialogue than on the 20% of the business which not only is there not a dialogue but there’s no rationality.  I think at the end of the day what we want to really try to become is somebody that can have an impact in the discussion on both the quality, the utilization, and the value of the imaging services that we drive, and we think very strongly that if that dialogue is going to include imaging operators, RadNet will be leading that charge.

Mark, did you want to weigh in on any more of that comment?

Mark Stolper:                       The only thing I would add, Art, is I've read numbers anywhere between CMS looking for a 400 million to an $800 million 10-year savings with respect to advanced imaging, which when you think about it, even if you took the high end of that range, $800 million, you divided that by 10 years, which is $80 million a year, in an industry that’s supposed to have about $100 billion worth of revenue related to imaging services, $80 million a year is—would be a small impact for RadNet given our relative size in the industry.  So I haven’t heard a lot of rumblings about anything that, you know, we feel would be material to us coming out of this legislative/debt ceiling discussion in Washington.

Art Henderson:                     I mean do you feel comfortable with your leverage ratio right now?

Dr. Howard Berger:            Well, I think you can always get to less leverage.  I think the question is how do you get there.  And in answer to your question, Art, you can either get there by trying to use free cash flow to pay down debt or to try to grow your business, whether that business—whether the opportunities are from further investment in your given centers, core or organic centers, or possibly acquisitions.  And I think it’s always a balance of where do you more optimally deploy your cash to get you what we hope would be a de-leveraging opportunity.

Keep in mind that part of that decision is not just looking at any acquisition opportunity that comes across the transom.  There is a strategic view on what are the attractive acquisition opportunities that give us further leverage in our markets.  And if those opportunities present themselves to us and help enhance the overall long-term strategy of the company to be that dominant player in a market to help gain conversation in the reimbursement process, it’s very hard to turn away from those, particularly if we are executing, as I think we’ve demonstrated this quarter, effectively our business plan.  So I think, as I said in my remarks, we’re going to be very disciplined.  But I think this is the time to take advantage of a consolidating market, uncertainty, and just an enormous amount of chaos that’s occurring not only within the healthcare industry but obviously, as we’ve all seen in the last couple of weeks, the volatility in the marketplace and the capital markets, to begin with.

Art Henderson:                    Okay, thanks a lot.

Operator:                               And once again, if you have a question, please signal by pressing star, one.  We’ll pause to allow everyone an opportunity.

And it appears we have no further questions.

Dr. Howard Berger:             Well, we either did a real good job or a real bad job; one of the two.

Thank you all for joining us.  Again, I’d like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work.  Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.  Thank you for your time today and I look forward to our next call.

Operator:                               And once again, ladies and gentlemen, that concludes our conference.  Thank you all for your participation.